EXHIBIT 99.5

CONSENT OF BOYD GAMING CORPORATION DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Peter Thomas, hereby acknowledge that I am named as a person expected to become a director of Boyd Gaming Corporation, a Nevada corporation (the “Company”), in the Company’s registration statement on Form S-4 and hereby consent to the use of my name in that regard.

/s/ PETER THOMAS

Peter Thomas